Exhibit 10.75

June 5, 2017

Nicole Linda Kelsey

Dear Nicole:

On behalf of Amyris, Inc. ("Amyris" or the "Company"), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on August 7, 2017, or on a different date mutually agreed to by both parties, under the following terms:

Position

You will be employed full-time by Amyris as General Counsel and Secretary reporting to John Melo, CEO.

Salary

Your base salary will be $395,000 per year ($32,917 per month) payable in accordance with Amyris' regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to the Company's employee compensation policies then in effect.

Bonus

You will be eligible for a discretionary performance-based bonus, with your initial aggregate annual bonus target being 40% of base salary. Such bonus shall be earned and paid out in accordance with the applicable executive bonus plan adopted by the Company for each year.

Relocation

You will also receive a one-time signing bonus in the amount of $125,000 which will be payable at the time you receive your first regular pay check. This entire amount will be repayable by you to Amyris in full in the event you voluntarily terminate your employment prior to the completion of one (I) year of service with Amyris. This is taxable income. Amyris will provide up to 90 days of interim housing for you and your family at Hyatt House in Emeryville, CA. Amyris will reimburse for a rental car for up to 90 days.

Benefits

You will be eligible to participate in employee benetits and bene tit plans that are available to full-time employees of Amyris. Currently, these include (i) 12 paid holidays, (ii) three weeks of paid vacation (pro-rated by hiring date), (iii) up to six days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) vision insurance, (vii) supplemental health and flexible spending accounts, (viii) group term life insurance, (ix) accidental death & disability insurance, (x) long-term disability insurance, and (xi) 40 I K plan. You will also be eligible to receive paid access to adjacent gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris' company policies. Enclosed is an Employee Benefits Overview.

Equity

Amyris will recommend to its Board of Directors or the relevant committee of the Board of Directors that you be granted (i) an option to purchase 9,000 shares of common stock of Amyris; and (ii) an award of 21 ,000 restricted stock units ("RSUs"). The option would have an exercise price per share equal to the fair market value of a share of Amyris common stock on the date of grant (generally the closing price of Amyris common stock on NASDAQ as of the date of grant) and vest as follows: (i) 50% of the shares subject to the option upon completion of your twelfth month of employment, and (ii) the balance of the shares subject to the option in a series of 36 equal monthly instalments upon completion of each additional month of employment with Amyris thereafter. The 21,000 share RSU awards would vest in equal annual instalments over three years from the vesting commencement date. Any option(s) or RSU award(s) granted to you will be granted as of a date set in accordance with Amyris' standard equity award granting policy and subject to the then-current terms and conditions of the relevant Amyris equity plan and agreements.

Amyris’ Company Policies

As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

"At-Will" Employment

Employment with Amyris is "at-will". This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris' personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the "at-will" nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by an authorized Amyris executive officer signing on behalf of Amyris.

Termination and Change in Control Benefits

As an executive of Amyris, you will be eligible to participate in the Company's Executive Severance Plan (the "Severance Plan"), a copy of which is attached hereto as Exhibit A. In order to participate in the Severance Plan, you will be required to execute the "Participation Agreement" in the form attached to the Severance Plan and to comply with the other terms of the Severance Plan.

Full-Time Service to Amyris

Amyris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from an officer of Amyris.

Conditions of Offer

In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.
•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement ("PIIA ") without modification.
•	You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by Amyris that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.
•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration ("Arbitration Agreement") without modification.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris' premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the "Offer Documents") shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by Amyris to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to Christine Ofori, CHRO by June 5, 2017. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact me at (510) 597-5569.

Sincerely,

/s/ Christine Ofori

Christine Ofori
Chief Human Resources Officer

I HAVE READ AND ACCEPT THIS AMENDMENT:

/s/ Nicole Linda Kelsey	6 June, 2017
Nicole Linda Kelsey	Date

Enclosures:

√ Proprietary Information and Inventions Agreement

√ Mutual Agreement to Arbitrate

√ Employee Benefits Overview

+ Exhibit A (Executive Severance Plan)